Exhibit 5.1

EF Hutton LLC as representative (the Representative) of the underwriters named in Schedule A to the Underwriting Agreement (the Underwriters)	D +852 3656 6054
E: nathan.powell@ogier.com

Reference: NMP/CLE/504385.00001

18 September 2024

Dear Sirs

Haoxi Health Technology Limited (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in relation to the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities Exchange Commission under the United States Securities Act of 1933 (the Act), as amended (including its exhibits, the Registration Statement) related to the offering and sale (the Offering) of (i) 4,000,000 units (the Firm Units) with each Firm Unit consisting of (a) one class A ordinary share of a par value of US$0.0001 each of the Company (the Class A Ordinary Share) or one pre-funded warrant, exercisable on issuance at an exercise price of US$0.0001 per share of Class A Ordinary Shares and will not expire until exercised in full, to purchase one Class A Ordinary Shares (the Prefunded Warrant), (b) one series A warrant (the Series A Warrant) to purchase one Class A Ordinary Share, and (c) one series B warrant (the Series B Warrant) to purchase certain number of Class A Ordinary Shares as to be determined on the sixteenth trading day following the closing of the Offering (the Prefunded Warrant, the Series A Warrant and the Series B Warrant, together are referred herein as the Warrant, and each Class A Ordinary Share issuable upon the exercise of the Warrants, is referred herein as the Warrant Share), and (ii) up to an additional 15% of the total number of the Units (as defined below) to be offered by the Company in the Offering (excluding the Units subject to this option) issuable upon exercise of an option granted to the Underwriters by the Company pursuant to the Underwriting Agreement (as defined below) (the Option Units and together with the Firm Units, collectively, the Units).

This opinion letter is given in accordance with the terms of the legal matters section of the Registration Statement.

A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the documents listed in Part A of Schedule 1 (collectively, the Documents and, individually, a Document). In addition, we have examined the corporate and other documents and conducted the searches listed in Part B of Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett	Florence Chan* Lin Han† Cecilia Li** Rachel Huang** Yuki Yan** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand † admitted in New York ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar). The Company is a separate legal entity and is subject to suit in its own name and has the capacity to sue in its own name.

Corporate power

(b)	The Company has all requisite power under the Memorandum and Articles to exercise its rights and perform its obligations under and as described in the Registration Statement.

Shares and Warrants

(c)	The Class A Ordinary Shares included in the Units to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue and when:

(i)	issued by the Company against payment in full of the consideration thereof in accordance with the terms set out in the Registration Statement, the terms in the Underwriting Agreement (as defined in Schedule 1) referred to within the Registration Statement, the Board Resolutions and the Memorandum and Articles; and

(ii)	such issuance of the Class A Ordinary Shares have been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

(d)	The Warrants (included in the Units to be offered and issued by the Company as contemplated by the Registration Statement) and the underlying Warrant Shares to be issued under the Warrants have been duly authorised and, when:

(i)	issued and sold in accordance with the Registration Statement, the duly signed and delivered Underwriting Agreement, the duly passed Board Resolutions and the Memorandum and Articles, and once consideration as stated in the Underwriting Agreement and the Purchase Warrant, which shall not be less than the par value per share, is paid per share; and

(ii)	such issuance of the Warrant Shares have been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

No litigation revealed

(e)	Based solely on our investigation of the Register of Writs and Other Originating Process (Register of Writs), no litigation was pending in the Cayman Islands against the Company, nor had any petition been presented or order made for the winding up of the Company, as of the close of business on the day before our inspection.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Documents (or as to how the commercial terms of the Documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Company’s memorandum and articles of association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1	This opinion is given for your benefit in connection with the Company. With the exception of your professional advisers (acting only in that capacity) and purchasers of the Units pursuant to the Registration Statement, it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

6.2	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”, “Risk Factors” and “Enforceability of Civil Liabilities”.

Yours faithfully

/s/ Ogier

Ogier

Schedule 1

Documents examined

Part A

The Documents

1	The underwriting agreement to be entered into between the Company and EF Hutton LLC, as representative of the underwriters named therein (the Underwriting Agreement).

2	The forms of the class A ordinary shares purchase warrant in respect of the Warrant under the Offering (together, the Purchase Warrant).

Part B

Corporate and other documents

1	The certificate of incorporation of the Company dated 5 August 2022 issued by the Registrar of Companies of the Cayman Islands (the Registrar).

2	The fourth amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 22 November 2023 (the Memorandum and Articles).

3	A certificate of good standing dated 11 July 2024 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

4	The register of directors and officers of the Company as provided to us on 8 March 2024 (the Register of Directors).

5	The register of members of the Company as provided to us on 8 March 2024 (the Register of Members, and together with the Register of Directors, the Registers).

6	The written resolutions of the sole director of the Company dated 10 February 2023 and 25 January 2024.

7	The written resolutions of all of the directors of the Company dated 13 June 2024, 15 July 2024, 18 July 2024, 24 July 2024, 31 July 2024 and 18 September 2024 (together, the Board Resolutions).

8	The written resolutions of all the shareholders of the Company dated 22 November 2023 and 25 January 2024.

9	A certificate from a director of the Company dated 18 September 2024, a copy of which is attached hereto (the Director’s Certificate).

10	The Registration Statement.

11	The Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 17 September 2024.

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion.

5	Where any Document has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

6	The form of the Documents has been or will be duly executed by all parties in materially the form as exhibited to the Registration Statement.

Status, authorisation and execution

7	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

8	Any individuals who are parties to a Document, or who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under such Document, sign such documents and give such information.

9	Each Document has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands).

10	In authorising the execution and delivery of the Documents by the Company, the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

11	Each Document has been duly executed and unconditionally delivered by the Company in the manner authorised in the Board Resolutions.

Choice of law

12	The express choice in each Document of its Proper Law as the governing law of that Document was made in good faith.

13	The express choice of its Proper Law as the governing law of each Document whose Proper Law is not Cayman Islands law is a valid and binding selection under its Proper Law and all other relevant laws (other than the laws of the Cayman Islands).

14	There is nothing under any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

Enforceability

15	Each Document is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under its Proper Law and all other relevant laws (other than, in the case of the Company, the laws of the Cayman Islands).

16	If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction.

17	No moneys paid to or for the account of any party under the Documents represent, or will represent, criminal property or terrorist property (as defined in the Proceeds of Crime Act (Revised), and the Terrorism Act (Revised) respectively). None of the parties to the Documents is acting or will act in relation to the transactions contemplated by the Documents, in a manner inconsistent with United Nations sanctions or measures extended by statutory instrument to the Cayman Islands by order of His Majesty in Council.

18	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

19	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

20	None of the transactions contemplated by the Documents relate to any partnership interests, shares, voting rights in a Cayman Islands company, limited liability company, limited liability partnership, limited partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a Legal Person (Relevant Interests) that are subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands (a Restrictions Notice).

Approvals, consents and filings

21	The Company has obtained all consents, licences, approvals and authorisations of any governmental or regulatory authority or agency or of any other person that it is required to obtain pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands) to ensure the legality, validity, enforceability, proper performance and admissibility in evidence of the Documents. Any conditions to which such consents, licences, approvals and authorisations are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

22	All of the following that are necessary to ensure the validity, legality, enforceability or admissibility in evidence of the Documents have been made or paid:

(a)	all notarisations, apostillings and consularisations required pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands); and

(b)	all filings, recordings, registrations and enrolments of the Documents with any court, public office or elsewhere in any jurisdiction outside the Cayman Islands; and

(c)	all payments outside the Cayman Islands of stamp duty, registration or other tax on or in relation to the Documents.

Submission to jurisdiction

23	The submission by the Company to the jurisdiction of the courts specified in each of the Documents is binding on the Company as a matter of all relevant laws (other than the laws of the Cayman Islands).

Sovereign immunity

24	The Company is not a sovereign entity of any state and does not have sovereign immunity for the purposes of the UK State Immunity Act 1978 (which has been extended by statutory instrument to the Cayman Islands).

Pari passu ranking

25	As a contractual matter under the governing law of the Documents, the payment obligation of the Company under those Documents are unsubordinated and the parties to those Documents will not subsequently agree to subordinate or defer their claims.

No Cayman Islands establishment

26	No party to a Document (other than the Company) will enter into that Document or administer the transactions contemplated by it through a branch or office in the Cayman Islands.

Sufficient authorised share capital

27	The Company will not, from the date of this opinion, undertake any further issuance, allotment or reservation of shares, or enter into any contractual commitments to issue, allot or reserve any new shares for any purposes other than the shares required to be issued pursuant to the Offering and the Documents (as the case may be).

28	The Class A Ordinary Shares (whether as a principal issue or issuable upon exercise of the Warrants) and the Warrant Shares will be issued at an issue price in excess of the par value thereof and will be entered on the register of members of the Company as fully paid.

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Register of Writs

3	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator or trustee in bankruptcy in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

Choice of law

4	Where the Proper Law of a Document is not Cayman Islands law:

(a)	the courts of the Cayman Islands will not recognise the choice of its Proper Law as the governing law of a Document to the extent that such choice of Proper Law would be incompatible with the public policy of Cayman Islands law; and

(b)	in any action brought in respect of a Document in the courts of the Cayman Islands, those courts will not apply its Proper Law unless that law is pleaded and proved in the courts of the Cayman Islands, nor will they apply that law:

(i)	to matters of procedure; and

(ii)	to the extent the application of that Proper Law would be incompatible with the public policy of Cayman Islands law or contrary to mandatorily-applicable provisions of Cayman Islands law.

Enforceability

5	In this opinion, the term “enforceable” means that the relevant obligations are of a type that the courts of the Cayman Islands will ordinarily enforce, but it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

(a)	enforcement may be limited by insolvency or similar laws affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. In particular, equitable remedies, such as specific performance and injunction, will only be granted by a court in its discretion and may not be available where the court considers damages to be an adequate remedy;

(c)	a claim may be barred by statutes of limitation, or it may be or become subject to defences of set-off, abatement, laches or counterclaim and the doctrines of estoppel, waiver, election, forbearance or abandonment;

(d)	a court may refuse to allow unjust enrichment;

(e)	a person who is not a party to a Document that is governed by Cayman Islands law may not have the benefit of and may not be able to enforce its terms except to the extent that the relevant Document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act, 2014;

(f)	enforcement of an obligation of a party under a Document may be invalidated or vitiated by reason of fraud, duress, misrepresentation or undue influence or it may be limited by Cayman Islands law dealing with frustration of contracts;

(g)	a provision of a Document that fetters any statutory power of a Cayman Islands’ company, such as a provision restricting the company’s power to commence its winding up, to alter its memorandum and articles of association or to increase its share capital, may not be enforceable;

(h)	the effectiveness of a provision in a Document releasing a party from a liability or duty otherwise owed may be limited by law;

(i)	a court will not enforce a provision of a Document to the extent that it may be illegal or contrary to public policy in the Cayman Islands or purports to bar a party unconditionally from, seeking any relief from the courts of the Cayman Islands or any other court or tribunal chosen by the parties;

(j)	a provision of a Document is construed as being penal in nature, in that it provides that a breach of a primary obligation results in a secondary obligation that imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation will not be enforceable (and we express no opinion as to whether such a provision is proportionate);

(k)	a court may refuse to give effect to a provision in a Document (including a provision that relates to contractual interest on a judgment debt) that it considers usurious;

(l)	a court may not enforce a provision of a Document to the extent that the transactions contemplated by it contravene economic or other sanctions imposed in respect of certain states or jurisdictions by a treaty, law, order or regulation applicable to the Cayman Islands;

(m)	a court may refuse to give effect to a provision in a Document that involves the enforcement of any foreign revenue or penal laws;

(n)	where a contract provides for the payment of legal fees and expenses incurred by a party to that contract in enforcing the contract, a party who succeeds in enforcing the contract is entitled to recover by court judgment the amount of the legal fees and expenses found to be due under the terms of the contract. In all other cases, costs of legal proceedings can only be recovered from another party to the proceedings by a court order, which is a matter for the discretion of the court, and such costs are liable to taxation (assessment by the court); and

(o)	enforcement or performance of any provision in a Document which relates to a Relevant Interest may be prohibited or restricted if any such Relevant Interest is or becomes subject to a Restrictions Notice.

A court may determine in its discretion the extent of enforceability of a provision of a Document that provides for or requires, as the case may be:

(a)	severability of any provision of the Documents held to be illegal or unenforceable;

(b)	any calculation, determination or certificate to be conclusive or binding, including if that calculation, determination or certificate is fraudulent or manifestly inaccurate or has an unreasonable or arbitrary basis;

(c)	the vesting in a party of a discretion or of a power to determine a matter in its opinion, if that discretion is exercised unreasonably or the opinion is not based on reasonable grounds; or

(d)	written amendments or waivers of the Documents, if a purported amendment or waiver is effected by oral agreement or course of conduct,

(e)	and we express no opinion on any provisions of that type.

6	The law of the Cayman Islands may not recognise a difference between negligence and gross negligence.

7	Where any Document is dated “as of” a specific date, although the parties to that Document have agreed between themselves that, as a matter of contract and to the extent possible, their rights and obligations under it take effect from a date prior to the date of execution and delivery, the Document still comes into effect on the date it is actually executed and delivered. Rights of third parties under that Document also take effect from the date the Document is actually executed and delivered, rather than the “as of” date.

Jurisdiction clauses

8	Exclusive jurisdiction: Notwithstanding any provision of the Documents providing for the exclusive jurisdiction of the courts of another country, the courts of the Cayman Islands may not stay or strike out proceedings brought in contravention of such a provision if the claimant shows that it is just and proper to allow such proceedings to continue. In relation to some matters the courts of the place of incorporation have exclusive jurisdiction and, where that place of incorporation or registration is not the Cayman Islands, the Cayman Islands court will not accept jurisdiction.

9	Non-exclusive jurisdiction: Notwithstanding any provision of the Documents providing for the non-exclusive jurisdiction of the courts of another country, a Cayman Islands court will only refuse leave to serve a writ outside of the Cayman Islands if the Cayman Islands are not the most appropriate forum and will only stay or strike out proceedings if pursuing the case in the Cayman Islands court would be vexatious or oppressive. There is no presumption that the nomination of a non-exclusive forum will give priority to that forum over the Cayman Islands.

Stamp duty

10	Cayman Islands stamp duty will be payable if a Document is executed in, or brought to, the Cayman Islands (including being produced to a court of the Cayman Islands).

Public offering in the Cayman Islands

11	The Company is prohibited by section 175 of the Companies Act from making any invitation to the public in the Cayman Islands to subscribe for any of its securities and accordingly the Company will not issue or deliver the Registration Statement or the Prospectus from or within the Cayman Islands.

12	None of the party to the Documents have or will negotiate, prepare, execute or deliver the Documents in or from within the Cayman Islands.

Legal ownership of shares

13	Our opinion refers solely to the legal owners of the shares in the Company as disclosed in the Register of Members. We make no comment as to the underlying beneficial owners of the shares.

14	The Register of Members only reveals the shareholders and their respective shareholdings in the Company immediately prior to the closing of the initial public offering on 30 January 2024.

Non-Assessable

15	In this opinion, the phrase “non-assessable” means, with respect to the Class A Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Class A Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).